AMENDMENT TO SUB-ADVISORY AGREEMENT

         This Amendment to the Sub-Advisory Agreement, dated February 14, 2005 (the "Agreement"), by and between Pioneer Investment Management, Inc. (the "Adviser") and Ibbotson Associates Advisors, LLC (the "Sub-Adviser") is effective as of [ ], 2005.

                                   WITNESSETH:

         WHEREAS, pursuant to the terms of Agreement, the Adviser serves as investment manager to series (each a "Fund") of Pioneer Variable Contracts Trust (the "Trust") and the Sub-Adviser acts as investment sub-adviser of each Fund;

         WHEREAS, the Adviser and Sub-Adviser desire to amend the Agreement to add an additional Fund to Annex A of the Agreement;

         NOW THEREFORE, in consideration of the mutual promises set forth below, the Adviser and the Sub-Adviser hereby agree to amend the Agreement as follows:

         Annex A of the Agreement is hereby replaced in its entirety with the new Annex A attached hereto.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.


IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

PIONEER INVESTMENT MANAGEMENT, INC.


---------------------------------
By:
Title:


IBBOTSON ASSOCIATES ADVISORS, LLC


By: _________________________________
Name:
Title:









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Annex A
(As amended on [ ], 2005)

Pioneer Ibbotson Moderate Allocation VCT Portfolio
Pioneer Ibbotson Growth Allocation VCT Portfolio
Pioneer Ibbotson Aggressive Allocation VCT Portfolio
Pioneer Ibbotson Conservative Allocation VCT Portfolio